SUB-ITEM 77Q1(a)

AMENDMENT #10

TO THE BY-LAWS
OF
FEDERATED EQUITY FUNDS
Effective September 21, 2004

Insert the following into Article II,
Power and Duties of Trustees
and Officers and renumber Section 11
as Section 12:
Section 11.  Chief Compliance Officer.
The Chief Compliance Officer
shall be responsible for administering
 the Trust's policies and
procedures approved bythe Board under
Rule 38a-1 of the
Investment Company Act of 1940, as
 amended.  Notwithstanding any
other provision of these By-Laws,
the designation, removal and
compensation of Chief Compliance
Officer are subject to Rule 38a-1
under the Investment Company Act
of 1940, as amended.


Current as of:  8/18/94